Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 16, 2007, with respect to the consolidated income statement, statement of cash flows, and statement of changes in shareholders’ equity of Arcelor S.A. and subsidiaries (the “Company”) for the five months ended December 31, 2006, prepared in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board, included in ArcelorMittal’s annual report on Form 20-F for the year ended December 31, 2008 (file N° 333-146371) (the “Annual Report”), and incorporated by reference in this registration statement on Form F-3 (together with the Annual Report, the “Registration Statement”), and to the reference to our firm under the heading “Experts” in the Registration Statement.

Our qualified report dated April 16, 2007 contains a qualification due to the absence of comparative financial information in the Company’s consolidated interim financial statements as required by International Accounting Standard No. 34 for interim financial statements. In addition, our report also contains an explanatory paragraph stating that the Company’s consolidated financial statements are based on the historical values of the Company’s assets and liabilities prior to its acquisition by Mittal Steel Company N.V. (“Mittal Steel”) and, accordingly, do not include the purchase price adjustments to such amounts reflected in the consolidated financial statements of Mittal Steel as a result of such acquisition.

/s/ KPMG Audit S.à r.l.

City of Luxembourg
Luxembourg
April 28, 2009